Exhibit 99.3

KOHLBERG CAPITAL CORPORATION (the “Company”)
STATEMENT REGARDING PREMIUMS PAID

The Company has paid premiums under its single insured bond for the period from August 19, 2011 through July 1, 2012.

Kohlberg Capital Corporation

By: /s/ Michael I. Wirth

Dated: August 22, 2011	Michael I. Wirth
Chief Financial Officer